UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 21, 2009

KH FUNDING COMPANY
(Exact name of registrant as specified in its charter)

Maryland	333-106501	52-1886133
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

10801 Lockwood Drive, Suite 370, Silver Spring, Maryland 20901
(Address of principal executive offices) (Zip Code)

(301) 592-8100
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 21, 2009, KH Funding Company (the “Company”) received notice from Wells Fargo Bank (the “Trustee”), the trustee under the Company’s Indenture dated August 2, 2004, as amended and supplemented to date( the “Indenture”), pursuant to which the Trustee declared an event of default under the Indenture and stated its intention to mail notice of such event of default to all holders of the Company’s outstanding Series 3 Senior Secured Notes (the “Series 3 Notes”) and Series 4 Subordinated Unsecured Notes (the “Series 4 Notes” and together with the Series 3 Notes, the “Notes”) that were sold to various investors.  The Indenture is the instrument that governs the terms and conditions of the Notes.  The Trustee declared an event of default because the Company has failed to timely pay certain holders of Notes (the “Affected Investors”) who have requested redemption thereof or whose Notes have matured, and that failure has continued for at least 30 days.  As of the date of this report, the Company is in default with respect to approximately $3.6 million in Series 3 Notes and $903,747 in Series 4 Notes.  The total amount of all outstanding Series 3 Notes is $35.4 million, and the total amount of all outstanding Series 4 Notes is approximately $2.5 million.

The Indenture provides that, for so long as an event of default is continuing, the Trustee and the holders of at least 25% in principal amount of the outstanding Notes have the right to declare the unpaid principal of the Notes and any accrued but unpaid interest thereon to be due and payable immediately by delivering notice of such acceleration to the Company.  However, if the Company has any senior debt outstanding at the time of such acceleration notice, the acceleration will not become effective with respect to Series 4 Notes until the earlier of (i) five business days after receipt by representatives of any senior debt holder of the acceleration notice or (ii) the date of acceleration of any senior debt by its holder.

At any time while the event of default is continuing, the Trustee may also pursue any available remedy to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes and the Indenture.  Further, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal and interest remaining unpaid on the Notes plus interest on overdue principal and, to the extent lawful, unpaid interest, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

The Indenture provides that, generally, the Company must indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under the Indenture.

Holders of a majority in principal amount of the outstanding Notes, by notice to the Trustee, may waive the event of default and its consequences except for any continuing payment default held by a non-consenting holder.  Upon actual receipt of any such notice of waiver by the Trustee, the event of default will cease to exist and will be deemed cured, except with respect to non-consenting holders.

The Trustee has requested that the Company obtain written waivers from all Affected Investors, and the Company requested such written waivers on December 23, 2009.

The Company has not received an acceleration notice from the Trustee or the holders of at least 25% in principal amount of the outstanding Notes, nor has the Company received notice of any collection action.  The consequences of the acceleration of the Notes are discussed in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 that were filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KH FUNDING COMPANY

Dated: December 23, 2009	By:	/s/ Robert L. Harris
Robert L. Harris
President